UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 29, 2013

World Energy Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34289	04-3474959
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Front Street Worcester, Massachusetts	01608
(Address of principal executive offices)	(Zip Code)

(508) 459-8100

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On April 2, 2013, World Energy Solutions, Inc. (the “Company”) issued a press release stating that the Company had reached a determination to restate the Company’s previously-filed financial statements as described in Item 4.02 below. See Item 4.02 below for additional information about the restatements and related matters. A copy of the Company’s press release announcing the restatements and related matters is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Exhibit 99.1 provided with this Current Report on Form 8-K has been “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 29, 2013, its Board of Directors, based on the recommendation of the Audit Committee and in consultation with management, has concluded it will restate its previously issued audited financial statements for the year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K, and its unaudited financial statements for the quarterly periods ended March 31, 2012, June 30, 2012, and September 30, 2012 included in the Company’s Quarterly Reports on Forms 10-Q and the unaudited pro forma disclosures included in its Form 8-K/A filed on December 17, 2012 (the “Relevant Periods”). Accordingly, investors should no longer rely upon the Company’s previously released financial statements for the Relevant Periods or other financial data released related to the Relevant Periods.

The Company has concluded that the timing of revenue recognition for certain commission payments was recorded incorrectly during the Relevant Periods. This incorrect treatment related to the Company’s revenue recognition policy for its mid-market product line, an area the Company entered with its acquisition of GSE Consulting on October 31, 2011. Under its accounting policies in effect at the time, the Company recognized revenue from up-front commission payments as cash was received from the energy supplier, beginning with the quarter ended December 31, 2011. As a result of its review, the Company has determined that it was required to record these revenues upon contract completion, or earlier to the extent actual energy usage data is received from the energy supplier or can be reliably estimated.

At this time, the Company believes that the adjustments necessary to make these amendments to the Relevant Periods will have no effect on previously reported cash and cash equivalents or cash flow from operations. The estimated impact of the restatements for the Relevant Periods is expected to decrease revenue and net income by approximately $0.6 million for the year ended December 31, 2011 and approximately $3.1 million through the first nine months of 2012, and expects to recognize these amounts of revenue and net income in subsequent periods.

Additional Information

The audit committee and management discussed these matters with the Company’s independent registered public accounting firm, Marcum LLP. The Company’s previously issued financial statements and other financial information for the Relevant Periods will be restated in future filings with the SEC. Although the Company cannot estimate when it will file its restated financial statements for the Relevant Periods and its Annual Report on Form 10-K for the year ended December 31, 2012, it is diligently pursuing completion of the restatements for the Relevant Periods and intends to file its Annual Report on Form 10-K for the year ended December 31, 2012 by April 16, 2013.

The Company continues to assess its disclosure controls and procedures and internal control over financial reporting. Management believes that it has currently identified a material weakness that will be reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Management’s internal review of these matters is ongoing. If the Company obtains additional information material to its periodic financial reports, it will make appropriate disclosure.

This report contains forward-looking statements. Forward-looking statements include, but are not limited to, statements that express the Company’s intentions, beliefs, expectations, strategies, predictions or any other statements related to the Company’s future activities or future events or conditions. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performances and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those risks discussed in the Company’s Annual Report on Form 10-K and in other documents that the Company files from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this report, except as required by law.

Item 9.01	Financial Statements and Exhibits.

99.1	Press release issued by World Energy Solutions, Inc. on April 2, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

World Energy Solutions, Inc.
(Registrant)

Date: April 2, 2013	/s/ James Parslow
Name: James Parslow
Title: Chief Financial Officer